Exhibit 5.1

March 25, 2025

Helius Medical Technologies, Inc.

642 Newtown Yardley Road, Suite 100

Newtown, Pennsylvania 18940

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Helius Medical Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on or about March 25, 2025, of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance pursuant to awards under the Helius Medical Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”) of a maximum of 614,678 shares of the Company’s common stock, par value $0.001 per share (the “Shares”).

In so acting, we have considered such matters of law and of fact, and relied upon, without independent investigation such documents, records, certificates and other information furnished to us as we have deemed appropriate as a basis for our opinions set forth below. In conducting such review, we have assumed, without independent investigation, the genuineness and authenticity of all signatures on original documents, the legal capacity of all natural persons or entities (other than the Company), the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the accuracy of all statements in certificates of public officials and officers of the Company that we reviewed.

The law covered by the opinions expressed in this opinion letter is limited to the General Corporation Law of the State of Delaware as currently in effect. We express no opinion as to any other laws.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us as of such date, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Based upon, subject to and limited by the foregoing, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) when the Registration Statement has become effective under the Securities Act, (ii) when the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith) and (iii) when the Shares are issued and delivered in accordance with the terms of the Registration Statement, the Plan and the terms of such grants or awards, upon receipt by the Company of legal consideration in excess of par value for the Shares under the terms of such grants or awards, the Shares will be validly issued, fully paid and non-assessable.

Honigman LLP • Suite 700 • 200 Ottawa Ave. NW • Grand Rapids, Michigan 49503

Detroit ∙ Ann Arbor ∙ Bloomfield Hills ∙ Chicago ∙ Grand Rapids ∙ Kalamazoo ∙ Lansing ∙ Washington D.C.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP

Honigman LLP

Honigman LLP • Suite 700 • 200 Ottawa Ave. NW • Grand Rapids, Michigan 49503 Detroit ∙ Ann Arbor ∙ Bloomfield Hills ∙ Chicago ∙ Grand Rapids ∙ Kalamazoo ∙ Lansing ∙ Washington D.C.